Exhibit 107.1

CALCULATION OF FEE TABLE

FORM S-8

AMERISAFE, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	457(c) and 457(h)	500,000 Shares	$50.12	$25,057,500.00	$92.70 per $1,000,000	$2,322.83

Total Offering Amounts					$25,057,500.00		$2,322.83

Total Fee Offsets							N/A

Net Fee Due							$2,322.83

(1)

Pursuant to Rule 416 of the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock, par value $0.01 per share (the “Common Stock”), of AMERISAFE, Inc., a Texas corporation (the “Registrant”), as may become issuable pursuant to the anti-dilution provisions of the Registrant’s 2022 Equity and Incentive Compensation Plan (the “Plan”).

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to paragraphs (c) and (h) of Rule 457 of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s Common Stock on June 10, 2022, as reported on the NASDAQ Global Select Market.